EXHIBIT 21


   SUBSIDIARIES OF REGISTRANT


        The Company has the following subsidiaries including significant subsidiaries as defined in Regulation S-X, each incorporated in the jurisdiction stated opposite its name. All of the following subsidiaries are 100% owned by the Company. The Company has additional subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as such term is defined in Regulation S-X.




   Name of Subsidiary                       Jurisdiction of Incorporation

   Bandag A.G.   . . . . . . . . . . . . . . . . .  Switzerland
   Bandag Canada Ltd.  . . . . . . . . . . . . . . . . . Canada
   Bandag Europe N.V.  . . . . . . . . . . . . . . . .  Belgium
   Bandag Licensing Corporation.   . . . . . . . . . . . . Iowa
   Bandag Incorporated of S.A.
     (Proprietary) Limited . . . . . . . . . . . . South Africa
   Bandag New Zealand Limited  . . . . . . . . . .  New Zealand
   Bandag do Brasil Ltda . . . . . . . . . . . . . . . . Brazil
   Bandag B.V. . . . . . . . . . . . . . . . . . .  Netherlands
   Bandag de Mexico, S.A. de C.V.  . . . . . . . . . . . Mexico
   BTC, Inc. . . . . . . . . . . . . . . . . . . . . . Delaware
   Tire Distribution Systems, Inc. . . . . . . . . . . Delaware
   J.W. Brewer Tire Co., Inc.  . . . . . . . . . . . . Colorado
   Joe Esco Tire Co.   . . . . . . . . . . . . . . . . Oklahoma
   Sound Tire, Inc.  . . . . . . . . . . . . . . . . Washington
   Southern Tire Mart, Inc.  . . . . . . . . . . .  Mississippi
   Universal Tire, Inc.  . . . . . . . . . . . . . .  Tennessee